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Exhibit 10.29


June 1, 1998


James M. Love
3 Trail Ridge Drive
Louisville, CO  80027


Dear Jim:

         I am pleased to confirm our recent discussions and offer you the position of VICE PRESIDENT OF SALES, effective at your earliest convenience. You will report to the Company's President, and your compensation will consist of the following:

         1. Base salary shall be paid semi-monthly at the rate of $90,000 per year.

         2. One percent (1%) commission on gross revenues from domestic and international sales for which you are responsible. No commission will be paid for strategic alliances. Commissions are paid on a monthly basis.

         3. Participation in the eSoft Stock Option Plan that was adopted along with the initial public offering in March 1998.

                  a) You will be granted options for 60,000 shares of eSoft common stock, with vesting, based upon tenure alone, over two years--7/24 in the 8th month from the date of employment and 1/24 each month thereafter.

                  b) You will be granted options for 20,000 shares of eSoft common stock, to the extent earned upon the attainment of sales performance objectives through December 1998 and vesting over two years--7/24 in the 8th month and 1/24 each month thereafter, provided that the options shall be vested sooner, after earned, upon the approval of the Vancouver Stock Exchange or upon de-listing of the eSoft securities from the Vancouver Stock Exchange. Sales performance objectives and related options are as follows:


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
                                     7-month Revenue                               Cumulative
                                    6/1/98 - 12/31/98                            Earned Options
                                    -----------------                            --------------
                                     Less than $4.5M                                    0
                                     At least $4.5M                                   5,000
                                     At least $6.0M                                  12,500
                                     At least $8.0 M                                 20,000

                  In all cases, the option exercise price will be at the Fair Market Value on the day that the Compensation Committee approves the options and will be based on the greater of the ten (10) day average stock price or the closing price.

         4. Coverage under the Company benefits program, including: comprehensive group medical and dental insurance, 10 paid holidays and 15 days of vacation/sick leave annually. An additional 5 days of annual vacation/sick leave is also included.

         During your employment orientation, you will be required to execute the Company's standard Employee Confidentiality Agreement, providing for your trade secret protection of the Company's proprietary information (copy attached).

         Employment and separation at eSoft is governed by the traditional legal principle of employment-at-will. This means that the employee is not hired for a fixed term. Employment with eSoft is voluntarily entered into and an employee is free to resign at any time. Similarly, eSoft is free to conclude an employment relationship at any time where it believes it is in the Company's best interests. While we hope the relationships with our employees will be long and mutually beneficial, it should be recognized that neither the employee, nor eSoft has entered into any contract of employment, express or implied. Our relationship is and will always be one of voluntary employment "at will ".

         This offer is contingent upon the acceptance of your employment by June 2, 1998. Please contact me if you have any questions. You may accept this offer by signing below and returning the original to me.

         The management of eSoft looks forward to you joining our team, and to your assistance in building eSoft into a world class Internet products company.


Sincerely,



Regis A. Frank
President/COO


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I accept this employment offer, dated June 1, 1998, with the understanding that it is not a contract for a fixed term. The provisions stated above supersede all promises expressed or implied.



Signature:                                                       Date:
          ------------------------------------------------------      ----------
                           James M. Love

Start Date:
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